Exhibit 19.1

INNOSPEC INC. STOCK TRADING POLICY

This Policy applies to all Officers, Directors, employees, contractors and agents (“Relevant Persons”) of Innospec Inc. and its subsidiaries (the “Company”), unless otherwise specified below.

1.
General Policy

It is the policy of the Company to comply with all applicable securities laws and regulations.

Each and every provision of this Policy shall apply to Directors and Officers of the Company and any other Relevant Persons that are the beneficial owners of more than 10% of the Company’s outstanding stock (“10% Stockholders”).

Only Paragraphs 1, 2, 3 and 4 and 10 of this Policy shall apply to Relevant Persons other than Directors, Officers and 10% Stockholders.

2.
Non-Public Information

No Relevant Person shall transact in any stock, share or other security issued by the Company (“Company Securities”) while such person is in possession of material, non-public information. Information is material if it could reasonably be expected to affect a reasonable person’s investment decision whether to buy, sell or hold Company Securities. Information is nonpublic if it has not been disclosed to the public and, even after disclosure has been made, until a reasonable time has passed after it has been disclosed by means likely to result in widespread public awareness.

No Relevant Person shall provide material, non-public information to another person or recommend on the basis of material, non-public information that another person buy or sell Company Securities. In such a case, both persons may be in breach of this Policy and guilty of a criminal offence. It also violates Company policy for any person to use such non-public information for personal benefit or to improperly disclose it to other persons outside the Company.

Further, no Relevant Person may use any material, non-public information obtained in the course of such Relevant Person’s work for or service to the Company as the basis for purchasing or selling any security issued by any other entity.

Determinations of whether information rises to the level of materiality can often be uncertain and, since your actions will be judged with hindsight, caution should be exercised. If you have any questions about these matters, you should contact the Corporate Secretary before taking any action.

3.
Window Periods and Approvals

Unless otherwise determined by the Company’s Board of Directors, the term “Window Period” shall mean the period beginning on the third US business day following the date of release for publication of the Company’s quarterly and annual financial statements and ending on the twentieth US business day following such date. (“US business day” means a day on which banks in the United States of America are open for regular business.)

No Relevant Person, nor any immediate family member of such Relevant Person or member of such Relevant Person’s household or entity controlled by a Relevant Person, may purchase, sell, or engage in any transaction or transfer (including gifts) of Company Securities except during a Window Period, and having notified either the CEO or the CFO (the “Designated Person”), prior to such purchase or sale and the Designated Person having approved such purchase or sale. No Relevant Person shall proceed with any purchase or sale of Company Securities until such

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Exhibit 19.1

approval has been given. All Officers and Directors shall upon such approved sale immediately notify the Company’s Stock Administrator who shall keep appropriate records of relevant transactions.

A Designated Person shall not approve any purchase or sale outside a Window Period unless the transaction has been (i) reviewed and approved without objection by the Corporate Secretary, who may elect to take advice from US legal counsel, and (ii) also approved by the other Designated Person.

4. Transactions Under Company Plans

The first paragraph of Section 2, and the entirety of Section 3, of this Policy (the “Specified Provisions”) do not apply in the case of the following transactions, except as otherwise expressly provided below:

(a)
Stock Option Exercises

The Specified Provisions do not apply to the exercise for Company Securities (whether or not requiring payment of an exercise price or any additional cost) of a stock option acquired pursuant to the Company’s equity incentive plans, or to the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy, in its entirety, does apply, however, to any sale of Company Securities as part of a broker-assisted cashless exercise of an option, any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any market sale of Company Securities issued upon the exercise of an option.

(b)
Stock Awards

The Specified Provisions do not apply to any award by the Company of Company Securities (whether or not restricted), the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or upon the award by the Company of Company Securities. The Policy, in its entirety, does apply, however, to any market sale of restricted stock or other Company Securities awarded by the Company.

(c)
Innospec Inc. Sharesave Plan 2008 (as amended and restated May 2018)

The Specified Provisions do not apply to purchases of Company Securities from the Company pursuant to the Innospec Inc. Sharesave Plan 2008 (as amended and restated May 2018). This Policy, in its entirety, does apply, however, to any sale of Company Securities purchased pursuant to such plan.

(d)
Other Similar Transactions

The Specified Provisions do not apply to purchases of Company Securities from the Company or sales of Company Securities to the Company other than those described in Section 4(a) – (c). This Policy, in its entirety, does apply, however, to any market purchases or sales of such Company Securities.

Rules Which Apply Only To Directors, Officers And 10% Stockholders

5. Section 16 Requirements

(a) Periodic Reporting of Ownership Interests

Section 16(a) of the Securities Exchange Act of 1934, as amended by the Sarbanes-Oxley Act of 2002 (the “1934 Act”), requires each Director, Officer and 10% Stockholder to report

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Exhibit 19.1

beneficial ownership of Company Securities by filing the documents described below with the Securities and Exchange Commission (the “SEC”), and the Company. “Beneficial ownership” is widely defined and includes, without limitation, grants, exercises and cancellations of stock options.

(i)
Form 3: Initial Ownership Position. A Form 3 must be filed within 10 days of becoming a Director, Officer or 10% Stockholder of the Company. This report discloses your beneficial interest in Company Securities and must be filed even if you do not actually own any Company Securities. Contact the Corporate Secretary and/or Stock Administrator for assistance with this filing.
(ii)
Form 4: Changes in Beneficial Ownership. A Form 4 is required to be filed to report acquisitions and dispositions of Company Securities, including transfers to or from trusts. Awards of options and restricted stock, exercises or conversions of Company options, withholding of shares to pay exercise price or taxes, and any gifts must also be reported. A Form 4 must be filed by the end of the second business day following the date on which the transaction occurred. A Form 4 is also required to be filed after you cease to be a Director or Officer of the Company if there is a nonexempt, “opposite way” transaction (i.e., a purchase after a sale or a sale after a purchase) within six months of your last transaction while an Officer or Director. Contact the Corporate Secretary and/or Stock Administrator for assistance with this filing.
(iii)
Form 5: Annual Statement of Beneficial Ownership. A Form 5 must be filed within 45 days after the Company’s fiscal year-end by every person who was a Director, Officer or 10% Stockholder at any time during the fiscal year to report (i) certain small acquisitions of Company Securities, (ii) transactions during the fiscal year required to be reported on a Form 3 or Form 4 that were not so reported and (iii) certain exempt transactions. The regulations provide that, at the discretion of the Officer, Director or 10% Stockholder involved, transactions normally reported at year-end on a Form 5 may be reported earlier on a Form 4. Contact the Corporate Secretary and/or Stock Administrator for assistance with this filing. Certain transactions exempted from the “short-swing profits” rule discussed below, such as grants and awards under equity incentive plans and bona fide gifts, are no longer allowed to be reported on a Form 5 deferred basis and must be reported on a Form 4 within the two-day deadline. Any questions regarding the reporting of exempted transactions should be referred to the Corporate Secretary who may confer with US legal counsel.

The Form 3, Form 4 and Form 5 reports are public information. These forms must be filed with the SEC and posted on the Company’s website. Once reported under Section 16(a), such trading information is used not only by the SEC, but also by general investors who hope to discern the private opinions of corporate insiders as to the direction of the Company and by members of the specialized plaintiffs’ bar that brings Section 16(b) short swing profit disgorgement cases, as discussed below. For this purpose, summaries of these reports listing the name of each company, the name of each reporting person and the number of shares involved are widely reported on the Internet, in specialized publications and sometimes in newspapers.

The SEC also requires the Company to disclose delinquent Section 16 filers by name in its annual proxy statement. Consequently, timely filing of these reports is of the utmost importance.

To ensure good governance and the timely filing of these reports (and also avoid negative publicity to you and the Company), the Company has established procedures to assist Directors and Officers with the preparation and filing of Forms 3, 4 and 5. Purchases and sales of Company Securities must be notified to the Corporate Secretary and/or Stock

Exhibit 19.1

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Exhibit 19.1

Administrator who shall assist in the timely filing of all required reports under the foregoing provisions. Questions should be directed to the Corporate Secretary and/or the Stock Administrator.

As a reminder, in addition to compliance with Section 16 of the 1934 Act as described in this section, purchases and sales of Company Securities must comply with the window periods and approvals that are described in Section 3 of this Policy (except to the extent otherwise provided in Section 4 of this Policy).

(b) Restrictions on Transactions in Company Securities

(i)
Short-Swing Profits. Section 16(b) of the 1934 Act is a technical, but very important rule with the broad purpose of preventing Directors and Officers from profiting in “short-swing” transactions based on their positions as corporate insiders. The rule permits the Company to sue any Director or Officer to recover profits realized in a “short-swing” transaction: that is, any non-exempt purchase and sale, or sale and purchase, of Company Securities within a six-month period. If the Company fails to bring such a lawsuit, public stockholders can (and frequently do) make demands for the Company to institute, or may institute themselves, lawsuits against the individual Director or Officer on behalf of the Company. Because plaintiffs’ attorneys routinely monitor Section 16 filings to determine whether any profits have been realized in a short-swing transaction, there is little chance that a Section 16(b) violation will be undetected.

There are many types of transactions which constitute a “purchase” or a “sale” for purposes of Section 16(b) other than just ordinary open market transactions. Questions with respect to your transactions in Company Securities, including pursuant to the Company’s employee equity incentive plans, should be directed to the Corporate Secretary.

(ii)
Short Sales. Section 16 also prohibits the Company’s Officers and Directors from engaging in “short sales” of any Company Securities. Under this provision, a “short sale” is a sale of Company Securities which is either not owned by the seller prior to the sale or not delivered to the buyer within 20 days after the sale.

6. Rule 144

Rule 144 under the Securities Act of 1933 (the “1933 Act”) provides a safe harbor permitting Directors, Officers, 10% Stockholder or other affiliates of the Company (i.e., persons who control, are controlled by or are under common control with the Company) to sell Company Securities, without being deemed to be an “underwriter” if the following requirements are met:

(a) the amount of the sale, together with the amount of all other sales made in any three-month period (including those sales made by certain related holders, such as family members or trusts, corporations, partnerships or other organizations in which the Director or Officer or 10% Stockholder or other affiliate have an interest) does not exceed the greater of:

(i)
one percent of the issued and outstanding shares of that class of securities, or
(ii)
the average weekly trading volume of shares of that class during the four preceding weeks;

(b) the sale is made through a broker, to a market maker in the Company Securities or in a riskless principal transaction, and the person selling does not:

(i) solicit or arrange for the solicitation of orders to buy the Company Securities in anticipation of or in connection with the transaction; or

Exhibit 19.1

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Exhibit 19.1

(ii) make any payment in connection with the offer or sale to anyone other than the broker who executes the transaction;

(c)
a properly completed Form 144 is electronically filed with the SEC concurrently with the placing of the sell order for the Company Securities (unless the sale, together with all other sales in the preceding three months, is for less than 5,000 shares or $50,000, in which case the form need not be filed); and
(d)
adequate public information about the Company is available (this condition will generally be met if the Company has filed all of its required reports with the SEC during the 12 months preceding the sale).

In addition, under Rule 144 each Relevant Person who is a Director, Officer, 10% Stockholder or other affiliate of the Company may sell shares which are classified as “restricted securities” under the 1933 Act only if such Relevant Person has held the shares for at least six months and the requirements of (a) through (d) above have been satisfied. “Restricted securities” are generally defined as shares acquired directly from the Company or an affiliate of the Company (i.e. Directors, Officers or 10% Stockholders) in a transaction that was not registered with the SEC.

Any other Relevant Person or agent of the Company may sell shares which are “restricted securities” under the 1933 Act if such person has held the shares for at least six months, provided that until the securities have been held for one year, current public information about the Company must be available.

Purchases and sales of applicable securities must be notified to the Corporate Secretary and/or Stock Administrator who shall assist in the timely filing of all required reports under the foregoing provisions. Note, the requirements of Rule 144 are different for sales of debt securities. Any questions with respect to Rule 144 should be directed to the Corporate Secretary.

As a reminder, in addition to compliance with Rule 144 under the 1933 Act as described in this section, purchases and sales of Company Securities must comply with the window periods and approvals that are described in Section 3 of this Policy (except to the extent otherwise provided in Section 4 of this Policy).

7. Rule 10b5-1 Plans

Rule 10b5-1 under the 1934 Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan must be approved by the Corporate Secretary and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into in good faith and only at a time when the person entering into the plan is not aware of material nonpublic information. Once a Rule 10b51 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval five days prior to the entry into the Rule 10b5-1 Plan. Modifications, suspensions, and terminations of a Rule 10b5-1 Plan must also be submitted for pre-approval. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Rule 10b5-1 Plans must comply with the conditions and limitations set forth in Rule 10b5-1 under the 1934 Act, including but not limited to the length of time between plan commencement and the first trade thereunder (“cooling off periods”), certification requirements, and restrictions on overlapping plans. The first paragraph of Section 2, and the entirety of Section

Exhibit 19.1

3, of this Policy do not apply to transactions pursuant to a Rule 10b5-1 Plan that has been approved in accordance with this Section 7.

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Exhibit 19.1

8.
Hedging Transactions

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds , or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Securities. Such hedging transactions may permit a Director, Officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the Director, Officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, Directors, Officers and employees are prohibited from engaging in any such transactions.

9.
Margin Accounts and Pledged Securities

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, Directors, Officers and other employees are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan unless you have obtained approval in advance from the Nominating and Corporate Governance Committee of the Company. No approval will be granted unless you clearly demonstrate the financial capacity to repay the loan (which must not constitute margin debt) without resorting to the pledged securities (Pledges of Company Securities arising from certain types of hedging transactions are governed by Section 8 captioned “Hedging Transactions.”)

10.
Post-Termination Transactions

Federal securities laws continue to apply to transactions in Company Securities even after termination of service to the Company. Therefore, if an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. If you plan to trade shares after you leave the Company, especially if you leave outside a Window Period, you should consider whether to discuss such trade with the Corporate Secretary and/or Stock Administrator.

* * *

The Company expects strict compliance with this Policy by all persons subject to it. Failure to observe the guidelines may result in serious legal difficulties for you and the Company. A failure to follow the letter and spirit of this Policy would be considered a matter of extreme seriousness and might serve as a basis for termination of employment.

If you have any doubt as to your responsibilities under these guidelines, please seek clarification and guidance from the Corporate Secretary of the Company before you act. Do not try to resolve uncertainties on your own.

Exhibit 19.1

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